99.A

News For Immediate Release
El Paso Pipeline Partners Reports Sharp Increase in First Quarter Results
HOUSTON, TEXAS, May 8, 2009—El Paso Pipeline Partners, L.P. (NYSE: EPB) is reporting today first quarter 2009 financial and operational results for the partnership.
Highlights:
•	Net income of $46.0 million — up from $27.6 million in the first quarter of 2008

•	Earnings of $0.40 per common unit, versus earnings of $0.32 per common unit in the first quarter of 2008

•	Distributable cash flow of $51.2 million — up 84 percent from first quarter 2008

•	Increased quarterly cash distributions to $0.325 per common and subordinated unit for the first quarter 2009, a 13 percent increase from the first quarter 2008
“We are very pleased with our performance this quarter as we saw tangible results from the projects we placed into service over the past year, as well as the acquisition we completed from our sponsor, El Paso Corporation “ said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “Moreover, in this challenging environment the stable cash flows generated by our regulated pipelines demonstrate why El Paso Pipeline Partners is positioned to deliver predictable long-term growth for our unitholders.”
A summary of financial results for the quarters ended March 31, 2009 and 2008 follows:

	Quarters Ended
Financial Results	March 31,
($ in millions, except per unit amounts)	2009	2008
Operating revenues	$39.7	$33.7
Operating expenses
Operation and maintenance	9.6	8.2

	Quarters Ended
Financial Results	March 31,
($ in millions, except per unit amounts)	2009	2008
Depreciation and amortization	7.0	6.2
Taxes, other than income	1.2	1.1

Operating income	21.9	18.2

Earnings from unconsolidated affiliates	29.0	15.1

Other income (expense), net	0.2	(0.1)

Earnings before interest expenses and taxes (EBIT)	51.1	33.2
Interest and debt expense	5.1	5.6

Net income	$46.0	$27.6

Net income per common unit	$0.40	$0.32
Financial Results
For the quarter ended March 31, 2009, El Paso Pipeline Partners reported net income of $46.0 million, compared with $27.6 million for the same period in 2008. EBIT rose to $51.1 million from $33.2 million for the first quarter of 2008. The improvement in net income and EBIT is primarily due to increased earnings from equity investments following the acquisition of additional interests in Colorado Interstate Gas (CIG) and Southern Natural Gas (SNG) on September 30, 2008, and the completion of expansion projects.
Operating income for the quarter ended March 31, 2009, was $21.9 million compared with $18.2 million for the same 2008 period. The increase is due to higher revenues, primarily from increased demand on the Wyoming Interstate Company (WIC) system as well as the completion of the Medicine Bow expansion project, partially offset by higher operating expenses.
Distributable cash flow for the quarter ended March 31, 2009 was $51.2 million, compared with $27.8 million for the same 2008 period. Distribution coverage for the first quarter of 2009 was 1.37 times.

Equity Investments
El Paso Pipeline Partners owns 40 percent and 25 percent of CIG and SNG, respectively, following the previously mentioned 2008 acquisition.
Equity in earnings from CIG for the quarter ended March 31, 2009 were $16.5 million, compared with $5.7 million for the same 2008 period. The partnership’s share of CIG’s distributable cash flow was $15.9 million for the quarter ended March 31, 2009 compared with $4.2 million for the same quarter in 2008.
SNG generated equity in earnings of $12.5 million for the quarter ended March 31, 2009, compared with $9.4 million for the first quarter of 2008. The partnership’s share of SNG’s distributable cash flow was $12.3 million for the quarter ended March 31, 2009 compared with $9.1 million for the same 2008 period.
The increase in earnings and distributable cash flow from El Paso Pipeline Partners’ equity investments in CIG and SNG are due primarily to its higher ownership interests following its September 2008 acquisition. SNG’s 2008 results also reflect proceeds received relating to Calpine’s approved reorganization plan.
Interest and Debt Expense
For the quarter ended March 31, 2009, interest and debt expense was $5.1 million compared with $5.6 million for the same 2008 period. The reduction is due to a lower average interest rate on credit facility borrowings, partially offset by a higher average debt balance including the issuance of private placement debt in September 2008 to finance the acquisition of additional ownership interests in CIG and SNG.
Liquidity
El Paso Pipeline Partners maintains a $750 million revolving credit facility, which is underwritten by a diverse group of 25 financial institutions. The facility, which has a November 2012 maturity date, had approximately $160 million of available capacity as of March 31, 2009. The partnership will utilize this facility, cash distributions from its unconsolidated affiliated pipelines, and a $20 million demand note receivable from El Paso Corporation to fund its on-going growth capital expenditures. The partnership continues to have more than adequate liquidity to execute on its project inventory well into 2010.
Capital Projects
During the quarter ended March 31, 2009, WIC invested $8.5 million, primarily for the Piceance Lateral expansion. Maintenance capital expenditures for the same 2009 period were $0.6 million.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast to review its first quarter 2009 results on May 8, 2009, beginning at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ Web site at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 96355387) ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the partnership’s Web site in the Investors section. A telephone audio replay will be also available through May 15, 2009 by dialing (800) 642-1687 (conference ID # 96355387). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements, including its March 31, 2009, Form 10-Q, will be available in the Investors section of the partnership’s Web site at www.eppipelinepartners.com. Copies of the filed documents, including the partnership’s Quarterly Reports on Form 10-Q and its 2008 Annual Report on Form 10-K are also available, free of charge, by calling (877) 357-2766.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns 72 percent of the limited partner units, and the 2 percent general partner interest. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, and a 40 percent interest in Colorado Interstate Gas Company which operates in the Rocky Mountain region, and a 25 percent interest in Southern Natural Gas Company, which operates in the southeastern region of the United States. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached.
El Paso Pipeline Partners uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of its businesses. The partnership defines EBIT as net income (loss) adjusted for interest and debt expense. The partnership excludes interest and debt expense so that investors may evaluate the partnership’s operating results without regard to its financing methods or capital structure. El Paso Pipeline Partner’s business operations consist of both consolidated businesses as well as investments in unconsolidated affiliates. As a result, the partnership believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso Pipeline Partner’s businesses and investments.
El Paso Pipeline Partners uses the non-GAAP financial measure “Distributable Cash Flow” to measure its cash generation ability. The partnership defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, and other income and expenses, net, which primarily includes a non-cash allowance for equity funds during construction (“AFUDC equity”) and other non-cash items. Adjusted EBITDA is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income and the partnership’s share of distributions declared by CIG and SNG for the applicable period, less equity in earnings of CIG and SNG. Distribution coverage is distributable cash flow divided by cash distributions.
El Paso Pipeline Partners believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare the operating and financial performance of the partnership with the performance of other publicly traded partnerships within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per unit, cash flow from operating activities or other GAAP operating measurements.

	Quarters Ended
Non-GAAP Reconciliation Schedule	March 31,
($ millions)	2009	2008
Net income	$46.0	$27.6
Add: Interest and debt expense	5.1	5.6

EBIT	51.1	33.2

Add: Depreciation and amortization	7.0	6.2
Distributions declared by CIG and SNG	28.2	13.3
Less: Equity in earnings from CIG and SNG	(29.0)	(15.1)

Adjusted EBITDA	57.3	37.6

Less: Cash interest expense, net	(5.1)	(5.6)
Maintenance capital expenditures	(0.6)	(0.6)
Other, net	(0.4)	(3.6)

Distributable cash flow	$51.2	$27.8

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct and operate such projects; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor-Media Relations
Bruce L. Connery, Vice President
(713) 420-5855
Media Relations
Bill J. Baerg, Manager
(713) 420-2906